Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 15, 2008, The First American Corporation (FAC, First American or the Company) announced its intention to separate its financial services companies from its information solutions companies, resulting in two separate publicly traded entities. The Company continues to prepare for the anticipated separation, and currently expects the separation to occur during the first half of 2010, with a target date of June 1, 2010. The post-separation information solutions companies will remain as The First American Corporation under a new corporate name, which we refer to herein as “InfoCo” for ease of reference. In connection with the separation, the Company’s subsidiary, First American Financial Corporation (FAFC), which will be the parent company for the financial services company, has filed a Form 10 Registration Statement with the Securities and Exchange Commission. The transaction remains subject to the satisfaction of customary conditions, including final approval by the Board of Directors, additional amendments to and effectiveness of the Form 10 Registration Statement, receipt of a tax ruling from the Internal Revenue Service and the approval of applicable regulatory authorities. No assurances can be given as to whether or when such conditions will be satisfied.

On March 4, 2010, the Company filed a Current Report on Form 8-K containing unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 presenting InfoCo’s results of operations assuming the separation had been completed based upon a January 1, 2007 separation date. In addition, the March 4, 2010 Form 8-K included unaudited pro forma condensed consolidated balance sheets as of September 30, 2009 and December 31, 2008 and 2007 presenting InfoCo’s consolidated financial position assuming that the separation had been completed on those three dates, respectively.

On March 22, 2010, FAFC filed Amendment #2 to its Form 10 Registration Statement with the Securities and Exchange Commission reflecting its combined statement of income for the year ended December 31, 2009 and its combined balance sheet as of December 31, 2009. The Company is filing this Current Report on Form 8-K to provide our unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2009.

The following unaudited pro forma condensed consolidated financial statements of InfoCo were derived from, and should be read together with, FAC’s historical consolidated financial statements including the accompanying notes, included in the Company’s Annual Report on Form 10-K, and FAFC’s historical combined financial statements including the accompanying notes included in FAFC’s Form 10 Registration Statement, as amended.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2009 presents our results of operations assuming the separation had been completed based upon a January 1, 2009 separation date. The unaudited pro forma condensed consolidated balance sheet at December 31, 2009 presents our consolidated financial position assuming that the separation had been completed on that date as well. Specifically, the pro forma adjustments include giving effect to the following:

•	The elimination of FAFC’s historical financial results and the pro forma adjustments that are directly attributable to the transaction and factually supportable.

•

The pro forma impact on our financial statements of the buy-in of the publicly held shares of First Advantage Corporation, which closed in November 2009. For purposes of the pro forma condensed consolidated income statement, we have assumed the FADV transaction closed on January 1, 2009.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our results of operations or financial condition had the separation been completed on the date assumed. Additionally, these pro forma financial statements are not necessarily indicative of our future results of operations or financial condition. Specifically:

•

The pro forma financial statements do not reflect adjustments that are based on judgmental estimates because such amounts are not appropriately included as pro forma adjustments. For example, the Company expects that it will no longer incur the same level of corporate infrastructure that currently supports the Company. The pro forma financial statements include general unallocated corporate costs of $103 million (excluding interest expense) for the year ended December 31, 2009. We estimate that our recurring annual stand-alone corporate costs will be approximately $40 to $45 million (excluding interest expense). The pro forma financial statements do not reflect a reduction of these costs and expenses.

•

Included in the pro forma condensed consolidated income statements are certain non-recurring charges not associated with the separation for severance and restructuring, totaling $39 million for the year ended December 31, 2009.

•	The pro forma condensed consolidated balance sheet does not reflect any pro forma adjustments for future projected costs related to the separation.

•

We have not included any adjustment to the pro forma condensed consolidated balance sheet for the approximately $250 million investment in our company that we expect FAFC and an FAFC affiliate will hold in connection with the separation, as we do not anticipate that it will have an impact on our consolidated equity balance and the impact on the number of shares expected to be outstanding cannot reasonably be determined at this date.

•

As part of the separation, we will enter into transition services agreements with FAFC for the provision of certain corporate level services. There is uncertainty regarding how much, if any, those service agreements will be utilized and therefore the level of expected costs (the fees to be paid will be predominantly based on usage, such as hourly rates or per item costs, as opposed to predetermined fees). Given these factors, we have not included any amounts related to the agreements in the pro forma condensed combined financial statements, as we do not believe that any such amounts would meet the “factually supportable” and “ongoing impact on the financial statements” criteria established for pro forma adjustments. As it relates to the ongoing commercial relationships that will be in place between us and FAFC (primarily related to purchases and sales of data and other settlement services), the terms and conditions of the ongoing commercial relationships are expected to be materially consistent with the terms and conditions currently in place between the two organizations and reflected in our historical combined financial statements. As a result, we do not anticipate any material changes to our results of operations and therefore do not believe any adjustment to the pro forma condensed combined income statement is required.

We believe the assumptions used and pro forma adjustments derived from such assumptions, are reasonable under the circumstances and are based upon currently available information. While such adjustments are subject to change based upon the finalization of the terms of the separation and the underlying separation agreements, in management’s opinion the pro forma adjustments have been developed on a reasonable and rational basis.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2009

(in thousands)

	As Reported FAC 10-K	FAFC Historical	As Adjusted InfoCo	Pro Forma Adjustments		Pro Forma InfoCo
Assets
Cash and cash equivalents	$982,448	$583,028	$399,420	$100,000	(1)	$499,420
Accounts receivable	491,539	239,166	252,373	—		252,373
Income tax receivable	97,989	27,265	70,724	—		70,724
Investments:
Deposits with banks	124,553	123,774	779	—		779
Debt securities	1,868,413	1,838,719	29,694	—		29,694
Equity securities	99,167	51,020	48,147	—		48,147
Other long term investments	374,862	275,275	99,587	80,295	(2)	179,882
Related party accounts and note receivable	—	187,825	(187,825)	200,089	(3),(8)	12,264
Loans receivable, net	161,897	161,897	—	—		—
Property and equipment, net	591,782	358,571	233,211	16,254	(4)	249,465
Title plants and other indexes	692,359	488,135	204,224	—		204,224
Deferred income taxes, net	13,255	101,818	(88,563)	88,563	(5),(8)	—
Goodwill	2,617,577	800,986	1,816,591	—		1,816,591
Other intangible assets, net	257,526	78,892	178,634	—		178,634
Other assets	349,730	213,910	135,820	—		135,820

Total Assets	$8,723,097	$5,530,281	$3,192,816	$485,201		$3,678,017

Liabilities & Stockholders’ Equity
Demand deposits	1,153,574	1,153,574	—	$—		$—
Accounts payable and accrued liabilities	1,085,031	699,766	385,265	(16,247	)(5)	369,018
Due to related party	—	12,264	(12,264)	12,264	(8)	—
Deferred revenues	710,217	144,756	565,461	—		565,461
Reserve known and IBNR claims	1,255,088	1,227,757	27,331	—		27,331
Income taxes payable	—	—	—	—		—
Deferred income taxes, net	—	—	—	100,767	(8)	100,767
Notes and contracts payable	791,083	259,313	531,770	(37,000	)(5),(6)	494,770
Deferred interest subordinated notes	100,000	—	100,000	—		100,000

Total liabilities	$5,094,993	$3,497,430	$1,597,563	59,784		1,657,347

Commitments and contingencies
Redeemable noncontrolling interests	458,847	—	458,847	—		458,847
FAC invested equity	3,322,093	2,167,291	1,154,802	407,263	(7)	1,562,065
Accumulated comprehensive income/(loss)	(167,798)	(147,491)	(20,307)	18,154	(5)	(2,153)
Noncontrolling Interest	14,962	13,051	1,911	—		1,911

Total equity	3,169,257	2,032,851	1,136,406	425,417		1,561,823

Total liabilities and stockholders’ equity	$8,723,097	$5,530,281	$3,192,816	$485,201		$3,678,017

(1)	In connection with the separation, we expect we will purchase the noncontrolling interest in a joint venture. We expect that FAFC will fund a portion of the buy-out. This represents the cash payment of $100 million that we anticipate receiving from FAFC to fund their share of the purchase of the noncontrolling interest in the joint venture.
(2)	The pro forma adjustments to the other long term investments balance is comprised of two items.

a.	There are approximately $9.7 million of investments at December 31, 2009 that have not been attributed to FAFC for purposes of the historical financial statements as they were held for general investment purposes and not specifically for FAFC’s benefit. The investments are expected to be transferred to FAFC as part of the separation and we are therefore excluding those investment assets.

b.	There are approximately $90.0 million of investments in affiliates at December 31, 2009 which FAFC is expected to transfer to us upon the consummation of the separation transaction and we are reflecting the contribution of those investment assets.

(3)	There are approximately $187.8 million of notes payable from First American to subsidiaries of FAFC which are recorded in our historical financial statements and a corresponding receivable recorded by FAFC in their historical financial statements. At the separation, these notes payable are expected to be transferred to FAFC and eliminated against the subsidiaries’ notes receivable.
(4)	The pro forma adjustments to property and equipment, net are comprised of two items.

a.	There is certain real estate property, net, that we expect to receive from FAFC in connection with the separation. The property has a net book value of approximately $16.6 million at December 31, 2009.

b.	There are certain software assets with a net book value of $0.4 million at December 31, 2009 that have not been attributed to FAFC for purposes of the historical financial statements as they were held for general investment purposes and not specifically for FAFC’s benefit. We expect the assets will be transferred to FAFC as part of the separation and we are therefore excluding those assets.

(5)	It is contemplated that as part of the separation, First American’s defined benefit plans, which are currently underfunded, will be assumed by FAFC along with the obligation related to our employees. Upon the consummation of the separation, we expect to issue a note payable to FAFC for approximately $23 million that represents the anticipated net present value of the unfunded portion of liability associated with the InfoCo employees as well as the related administrative costs. We anticipate the note will bear interest at a fixed rate approximating the market rate for similar instruments, expected to be approximately 7%, and have a maturity date to be established. In addition to recording the pro forma impact of issuing the note payable to FAFC, this entry also eliminates the accrued pension liability of $16.2 million, deferred income tax asset of $12.2 million and other comprehensive income balances related to our participation in the defined benefit plans of $18.2 million at December 31, 2009.
(6)	In connection with the separation, we anticipate that FAFC will pay down $200 million of our existing credit facility. We currently have attributed $140 million of the First American credit facility to FAFC in their historical financial statements at December 31, 2009. This pro forma adjustment represents the allocation of the $60 million in debt that we drew down in 2007 that FAFC will incur as part of the separation.
(7)	The pro forma adjustment represents the net impact of the pro forma entries on our total equity balance. The impact of issuing approximately $250 million in the Company’s shares to FAFC and an FAFC affiliate in connection with the separation have been excluded as they are currently not determinable.
(8)	Certain financial statement balances have been reclassified as assets or liabilities, as appropriate, after the effect of the pro forma entries has been included.

The First American Corporation

Unaudited Pro Forma Condensed Consolidated Income Statement

Twelve Months Ended December 31, 2009

(in thousands, except per share amounts)

	As Reported FAC 10K	FAFC Pro Historical	As Adjusted InfoCo	Pro Forma Adjustments		Pro Forma InfoCo
Operating revenue	$5,791,304	$3,938,616	$1,852,688	$52,320	(1)	$1,905,008
Investment	181,473	108,218	73,255	13,267	(2)	86,522

Total Revenues	5,972,777	4,046,834	1,925,943	65,587		1,991,530

Salaries and other operating expense	5,272,296	3,740,195	1,532,101	82,774	(1),(3),(4),(5)	1,614,875
Depreciation and amortization	219,922	82,475	137,447	463	(6)	137,910
Interest	56,762	19,819	36,943	2,269	(7)	39,212

Total Expenses	5,548,980	3,842,489	1,706,491	85,506		1,791,997

Income before income taxes	423,797	204,345	219,452	(19,919)		199,533
Income tax provision (benefit)	154,621	70,068	84,553	(8,167	)(8)	76,386

Net income	269,176	134,277	134,899	(11,752)		123,147
Less: Net income attributable to noncontrolling interests	69,525	11,888	57,637	(9,921	)(9)	47,716

Net (loss) income attributable to FAC	$199,651	$122,389	$77,262	$(1,831)		$75,431

Net income (loss) attributable to FAC stockholders:
Basic (10)	$2.11		$0.82			$0.73

Diluted (10)	$2.09		$0.81			$0.73

Weighted-average number of shares:
Basic (10)	94,551		94,551			102,903

Diluted (10)	95,478		95,478			103,830

(1)	InfoCo and FAFC have historically had a level of normal and customary intercompany sales between the two companies that were eliminated upon consolidation. Upon consummation of the separation, these eliminations will not be recorded as the two companies will no longer be part of the same consolidated financial statements. The impact on operating revenues and salaries and other operating expenses for the year ended December 31, 2009 was $52.3 million. We anticipate that these types of sales will be ongoing after the separation is consummated.
(2)	The pro forma adjustment to investment income is comprised of several items.

a.	First, there are several notes payable from First American to subsidiaries of FAFC which are recorded in our historical financial statements and a corresponding receivable recorded by FAFC in their historical financial statements. At the separation, these notes payable are expected to be transferred to FAFC and eliminated against the subsidiaries’ notes receivable. The pro forma entries include an adjustment to eliminate the interest income in the FAFC historical financial statement balances associated with these notes receivable aggregating $11.0 million for the year ended December 31, 2009.

b.	An adjustment for lease income of $2.0 million for the year ended December 31, 2009 associated with real estate property that we expect will be transferred to us upon the separation. The lease income is properly eliminated in the FAC historical financial statement balances but included as investment income in the FAFC historical financial statement balances. Therefore, the adjustment is reflected as an addition to our investment income in that the income balance has been reduced by that amount.

c.	An adjustment to reflect the inclusion of the historical equity in earnings from affiliates totaling $0.3 million for the year ended December 31, 2009 for certain investments in affiliates that we expect we will receive from FAFC upon consummation of the separation.

(3)	The pro forma adjustment to salaries and other operating expenses includes an adjustment for the elimination of the pension expense related to our participation in First American’s defined benefit pension plan. Upon separation, we expect that the plan (and the expense associated with our employees) will be assumed by FAFC. The pro forma adjustment to reflect the impact of this change is $1.5 for the year ended December 31, 2009.
(4)	Generally accepted accounting principles provide that a parent company should not reflect an allocation of general corporate expenses and overhead to the subsidiary to be spun-off. This pro forma entry adds back to InfoCo’s condensed consolidated income statement the $40.5 million of general corporate costs that were allocated to FAFC for the year ended December 31, 2009.
(5)	During the year ended December 31, 2009, we incurred approximately $8.6 million of costs, primarily legal, accounting and tax fees, associated with the separation transaction that are non-recurring expenses. This pro forma entry eliminates those expenses.
(6)	As discussed in adjustment 4a to the pro forma condensed consolidated balance sheet, as part of the separation, we expect we will receive certain real estate assets from FAFC. This pro forma entry gives effect to the $0.5 million of depreciation and amortization related to those real estate assets for the year ended December 31, 2009.
(7)	The pro forma adjustment to interest expense is comprised of three items.

a.	As discussed in adjustment 6 to the pro forma condensed consolidated balance sheet, it is contemplated that FAFC will be allocated an incremental $60 million of debt as part of the separation agreement. This pro forma adjustment gives consideration to the incremental interest expense that will be allocated to FAFC’s portion of the credit facility. Interest expense of $2.8 million (using the historical effective interest rate of 4.7%) has been reflected for the year ended December 31, 2009.

b.	As noted in adjustment 3 above, as part of the separation, it is anticipated that FAFC will assume all the expenses and obligations associated with the Company’s pension plan. We expect that InfoCo will issue a note payable to FAFC of approximately $23 million that represents the anticipated net present value of the unfunded portion of liability associated with the InfoCo employees and the related administrative costs. The note will bear interest at a fixed rate approximating the market rate for similar instruments, expected to be approximately 7%, and have a maturity date to be established. The pro forma adjustment to interest expense gives effect to the anticipated annual interest expense associated with the note of $1.6 million for the year ended December 31, 2009.

c.

On or prior to the separation, we expect to amend the existing First American credit facility, which will then serve as InfoCo’s facility. We expect the amended facility to be secured, contain covenants customary for the industry and be scheduled to expire in July 2012. We anticipate that the interest rate charged on the facility will be increased and therefore are including a pro forma entry for incremental interest expense of $3.4 million for the year ended December 31, 2009. This adjustment is based on an anticipated increase in the interest rate on the line of 245 basis points. A change of one-eighth of 1% (12.5 basis points) in the interest rate associated with these borrowings would result in additional annual interest expense of approximately $0.2 million (in the case of an increase to the rate) or an annual reduction to interest expense of approximately $0.2 million (in the case of a decrease in the rate).

(8)	This amount represents the estimated income tax impact of the pro forma adjustments using the statutory rate of 41%.
(9)	The pro forma adjustment to net income attributable to noncontrolling interests relates to the buy-in of the publicly held shares of First Advantage Corporation in November 2009 in a stock-for-stock transaction. A pro forma adjustment in the amount of $9.9 million for the year ended December 31, 2009 represents the impact to the net income attributable to noncontrolling interests of completing that transaction.
(10)	Basic and diluted net income (loss) attributable to FAC stockholders and basic and fully diluted weighted average number of shares outstanding are calculated using the historical FAC share counts, adjusted to reflect the pro forma impact of the buy-in of the publicly held shares of First Advantage Corporation. Additional share impacts as a result of the separation and expected issuance of approximately $250 million in the Company’s shares to FAFC and an FAFC affiliate have been excluded as they are not currently determinable.